Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements on Form S-3 (333-230966, 333-229515, and 333-215909) and on Form S-8 (333-191485) of Ring Energy, Inc., of our report dated March 1, 2019, relating to the financial statements of Wishbone Energy Partners, LLC for the years ended December 31, 2018 and 2017, which report appears in the Form 8-K/A of Ring Energy dated April 9, 2019.

/s/ Moss Adams

Houston, Texas

June 18, 2019